UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

  The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

Certara, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39799	82-2180925
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Overlook Center
Suite 101
Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

(609) 716-7900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CERT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(c)         On March 1, 2023, Certara, Inc. (the “Company”) announced that John E. Gallagher III has been appointed as the Company’s Chief Financial Officer, effective April 1, 2023. Mr. Gallagher will succeed M. Andrew Schemick, the Company’s current Chief Financial Officer, who will be stepping down from that role at the end of the day on March 31, 2023, but will remain with the Company in a senior executive role. Upon the effectiveness of his appointment, Mr. Gallagher will replace Mr. Schemick as the Company’s principal financial officer and principal accounting officer.

Prior to joining the Company, Mr. Gallagher served as Chief Financial Officer of Cue Health, a publicly traded healthcare technology company, from March 2021 to March 2023. Prior to Cue Health, Mr. Gallagher was at Becton, Dickinson & Co. (“BD”), a multinational medical technology company, where he served as Senior Vice President, CFO of its Medical Segment and Treasurer from July 2018 to February 2021. Upon joining BD in 2012, he was named Corporate Treasurer, a role he held throughout his tenure at the company. Mr. Gallagher also had responsibility for corporate finance, including financial planning and analysis, and was Senior Vice President, Controller and Chief Accounting Officer from December 2014 to July 2018. Prior to BD, he served as Vice President, Financial Planning & Analysis at NBC Universal from October 2009 to September 2012. Mr. Gallagher also served as Assistant Controller of Corporate Treasury for General Electric Company from October 2006 to October 2009. He began his career with Ford Motor Company, holding various roles across Treasury, Internal Audit, and Product Development.

Mr. Gallagher, age 50, has entered into an employment agreement (the “Employment Agreement”) with the Company, pursuant to which he will receive a base salary of $575,000 and will be eligible for a discretionary annual bonus of up to 50% of his then current base salary. Mr. Gallagher will also receive a signing bonus of $200,000. On April 1, 2023 (the “Start Date”), Mr. Gallagher will receive equity awards pursuant to the Company’s 2020 Equity Incentive Plan with an aggregate target value of $2,750,000, consisting of the following: (i) performance stock units with a target value of $1,260,000, in accordance with the terms of the 2023 performance stock unit agreement applicable to all officers participating in such plan to be approved by the Company’s Compensation Committee; (ii) restricted stock units with a target value of $840,000, vesting in three equal amounts on each of the first three anniversary dates of the Start Date; and (iii) restricted stock units with a target value of $650,000, vesting in two equal amounts on each of the first two anniversary dates of the Start Date. If Mr. Gallagher’s employment is terminated by the Company without “cause,” or by Mr. Gallagher for “good reason” (as defined in his Employment Agreement), he will be entitled to continue to receive an amount equal to his base salary for six months after the date of such termination, any unpaid annual bonus from the most recently completed fiscal year, and a prorated portion of his target bonus for the year in which he is terminated.

There are no family relationships between Mr. Gallagher and any other director or executive officer of the Company. There are no transactions to which the Company is a party and in which Mr. Gallagher has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Gallagher and the transition of Mr. Schemick to a new role is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Company expects to include a copy of the Employment Agreement an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, to be filed with the U.S. Securities and Exchange Commission. The foregoing description does not constitute a complete summary of the terms of the Employment Agreement and is qualified in its entirety by reference to the full text of the agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press release dated March 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2023	CERTARA, INC.
(Registrant)

	By:	/s/ Richard M. Traynor
Richard M. Traynor
Senior Vice President and General Counsel